EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2013 Results

MITCHEL FIELD, N.Y., Dec. 12, 2012 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the second quarter of fiscal 2013, which ended October 31, 2012, of $17.6 million, a 17% increase over the $15.1 million recorded in the first quarter of fiscal 2012. Revenues for the first six months of fiscal 2013 were $34.3 million compared to $31 million recorded in the same period of the prior year.

The Company recorded operating profit of $2.0 million for the quarter ended October 31, 2012, up from $1.1 million in the preceding quarter compared to $1.8 million in the second quarter of the prior year. Operating profit for the first six months of fiscal year 2013 was $3.1 million compared to $3.6 million in the first half of fiscal year 2012. Net income for the second quarter of fiscal 2013 was $1.4 million or $0.17 per diluted share, up from $768,000 or $0.09 per diluted share in the preceding quarter and compared to $776,000 or $0.09 per diluted share for the second quarter of the prior year. For the year to date, net income was $2.2 million or $0.26 per diluted share compared to the prior year's $2.1 million or $0.25 per diluted share.

Commenting on results of the past quarter, Chairman of the Board General Joseph Franklin said: "In the second quarter just completed, our year-over-year growth in revenues and operating profits were in line with expectations to achieve higher revenues, operating profits and EBITDA for fiscal year 2013 and beyond. Bookings continued strong during this past quarter and included additions to long-term legacy programs, hosted payloads and new starts. FEI's world-leading technologies in precision timing, low phase-noise microwave frequency sources, and ultra-fast synthesizers are crucial for achieving better performance at lower costs in many critical commercial and U.S. Government/DOD systems, 'Doing More With Less.'"

Selected Fiscal 2013 Financial Metrics and Other Items

  Reported segment revenues (in thousands):
	6 months ended October 31,		3 months ended October 31,
	2012	2011	2012	2011
FEI-NY	$24,135	$21,975	$12,287	$11,361
Gillam-FEI	4,518	3,669	2,610	1,680
FEI-Zyfer	6,688	6,587	3,331	2,814
less intersegment revenues	(1,087)	(1,237)	(659)	(800)
Consolidated revenues	$34,254	$30,994	$17,569	$15,055
  For the six months ended October 31, 2012, satellite payload revenues increased by $1.5 million over the same period of the prior year and accounted for nearly half of consolidated revenues. Satellite payloads account for three-fourths of the Company's consolidated backlog.
  Total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, rose in the second quarter and for the six months accounted for 54% of consolidated revenues. With increasing sales from FEI-Elcom, revenues for U.S. Government/DOD end-use will continue to grow in this current fiscal year.
  For the second quarter, revenues at FEI-Elcom increased by more than $1.0 million over the preceding quarter of this fiscal year. The additional revenues gave rise to a nominal operating profit from operations compared to a $900,000 operating loss in the first quarter of fiscal year 2013.
  Spending on internal research and development (IR&D) for the six months ended October 31, 2012, increased by approximately $550,000 compared to the same period of the prior year. These expenditures include increased efforts on the Company's expanded product line of satellite microwave receivers and up/down converters. IR&D is expected to continue at a rate of less than 10% of revenues for fiscal 2013.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, December 12, 2012, at 2:00 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 11, 2013. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Postcodes (both are required for playback): Account: 286, Conference ID #: 405559.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Six Months ended October 31,		Quarter Ended October 31,
	2012	2011	2012	2011
	(unaudited)
	(in thousands except per share data)

Net Revenues	$34,254	$30,994	$17,569	$15,055
Cost of Revenues	21,541	18,738	10,837	8,943
Gross Margin	12,713	12,256	6,732	6,112
Selling and Administrative	6,996	6,626	3,511	3,464
Research and Development	2,618	2,071	1,203	873
Operating Profit	3,099	3,559	2,018	1,775
Interest and Other, Net	210	(169)	93	(369)
Income before Income Taxes	3,309	3,390	2,111	1,406
Income Tax Provision	1,100	1,270	670	630
Net Income	$2,209	$2,120	$1,441	$776

Net Income per Share:
Basic	$0.26	$0.26	$0.17	$0.09
Diluted	$0.26	$0.25	$0.17	$0.09
Average Shares Outstanding
Basic	8,389,942	8,311,679	8,401,636	8,318,874
Diluted	8,573,536	8,540,065	8,603,021	8,540,902

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	October 31, 2012	April 30, 2012
	(in thousands)
ASSETS
Cash & Marketable Securities	$23,909	$22,440
Accounts Receivable	9,918	10,866
Costs and Estimated Earnings in Excess of Billings, net	10,587	7,207
Inventories	35,347	34,299
Other Current Assets	4,140	4,550
Property, Plant & Equipment	7,893	8,374
Other Assets	18,924	18,491
	$110,718	$106,227

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$17,417	$16,109
Long-term Obligations and Other	11,173	10,986
Stockholders' Equity	82,128	79,132
	$110,718	$106,227

CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com